12 Pepper Street, London E14 9RP

Telephone: 020 7512 0191
Facsimile. 020 7512 0747
Videophone: 020 7512 0488
E-mail: armcf@armcf.com
Web site: www.armcf.com

ARM CORPORATE FINANCE LIMITED

MEMORANDUM

TO: THE SHAREHOLDERS OF NEWCO U.K., AND THE BOARD OF E-WEB

FROM: ARM CORPORATE FINANCE

CUKIERMAN & COMPANY

DATE: AUGUST 23, 2006

Following our discussions, we are pleased to submit this proposed Memorandum of Understanding between the parties, relating to a potential listing of a shell company on the London OFEX exchange, with a view to having such company enter into an acquisition agreement to acquire "IT TARGET CO ", (also referred to herein as "Navigator"); and then to subsequently raise approximately 10 million BRITISH POUNDS in order to effectuate the acquisition and simultaneously move the company to the London AIM exchange.

<u>Assumptions</u>:

1. E-Web has about $17 million USD in cash from previous disposal of assets, and a wholly owned subsidiary – a Budapest based IT corporation – Navigator.

2. E-Web via it's JV with Ashfield Finance LLC, ("Ashfield"), collectively, "Newco UK" will provide a loan of about 500,000 sterling into "OFEX HOLDCO", and commit to a further "investment" of another 500,000 sterling into the company at the time of the move to the AIM market to be invested simultaneously with the investment from other investors, on the same terms and conditions.

3. An operating agreement between Ashfield Finance LLC and Euroweb International is in the final phase on negotiation and will be presented and agreed no later than Friday, August 25th.

4. Newco UK has identified one or more IT related companies in Central Eastern Europe, that it wishes to acquire control over, through OFEX HOLDCO.

5. The first target company is Navigator. Eweb, owner of Navigator will effectuate a one to one share exchange, with OFEX HOLDCO, so that OFEX HOLDCO will have 50.1% of Navigator, in consideration for 50.1% of OFEX HOLDCO to Euroweb, diluting Newco UK's shareholders by 50.1%, each – namely, Ashfield will have their original starting equity in the OFEX shell diluted by 50.1%. It is the recommendation of ARM Corporate finance, that the transaction to transfer 50.1% of Navigator, into OFEX HOLDCO, be conducted PRIOR to the OFEX listing, so that at the time of the OFEX listing, OFEX HOLDCO has an asset, namely, the 50.1% interest in Navigator, equity from its holding in the asset, and a debt of 500,000 sterling to the lenders of such amount into OFEX HOLDCO.

6. ARM Corporate Finance has advised on the fact that the OFEX exchange may potentially have an issue with listing a shell when the controlling shareholder knows in advance of a company controlled by the controlling shareholder which is to be merged into the shell. In such an instance it may be advisable to list the OFEX shell as an introduction to the OFEX exchange with the ownership of the 50.1% interest already in the shell at time of listing. This may have an impact on the amount of due diligence work required at the time of the Ofex listing, (since the 50.1% ownership stake in navigator may need to be included and disclosed at the time of the initial Ofex listing), and hence an impact on the allocation of fees and costs between the first stage and second stage, (without an overall effect on total fees and costs).

7. Furthermore, there will be an option of OFEX HOLDCO to acquire the balance of the 49.9% shares of Navigator, and Eweb will agree to convey the 49.9% of Navigator, for a combination of the receipt of a cash payment, plus shares in the AIM company. The capital raising and "placing" with investors in England and Europe shall be sufficient for both the amount of cash required to effectuate the transaction, including working capital for operations for an 18 month period from the date of acquisition, (exclusive of optional capital expenditures.). the cash raised may include additional further cash for acquisitions, under the proposed acquisition program. The management of E-Web estimates that the cash for the acquisition of the 49.9%, plus the cash for funding working capital, plus cash for further acquisitions, will be not less than $20 million USD, and not more than $25 million USD.

8. E Web understands that in its capacity as the controlling majority shareholder of the OFEX shell, there will be a "related party" transaction in which it is selling the 49.9% of Navigator to a company which EWeb itself controls or has a substantial equity stake in. This may raise certain issues regarding related party transactions for publicly quoted companies on the London stock exchange (whether OFEX or AIM), and there may be certain other costs of complying, such as fairness opinion letters, or the necessity to bring in additional independent legal counsel. Once the transaction structure has been finalized and agreed upon by all parties, E Web will be given advice by ARM Corporate Finance as to the rules which have to be complied with in regard to a related party transaction, and what additional opinion letters, or what additional independent legal counsel may need to be involved.

9. The company would like to have the listing of the OFEX shell completed by end of September, if possible

10. It will be possible to have the acquisition agreement to acquire control of IT Target Co, signed by end of September, or early October

11. On the basis of a signed acquisition agreement, work to prepare the AIM Admission document could commence in early October

12. Assuming a one month period for the AIM Admission document, and possibly a pre-IPO research note, which would typically also take four weeks to prepare, the road show to raise 10.5 million to 13 million British pound sterling, ($20 to $25 million USD), would take place by late November.

13. A potential timetable would be to work towards having the road show set to commence on Monday, November 20th, with "Placing Letters" sent to investors the week of December 4th, and such Placing Letters returned from investors by December 13th, indicating their commitments for investment as per each investor. The "10 Day Announcement" of the impending offering would go out on December 8th, and funds would arrive on December 20th, with trading in the shares on the London AIM exchange commencing December 21st.

Proposal:

Investment Bankers to the Transaction:

ARM Corporate Finance and
Cukierman & Co., jointly.

Legal Advisor to the Transaction:

Speechly Bircham

Accounting Firm for London Reporting Accountant:

Hays Macintyre

Brokers and Placement Agents

1. ARM Corporate Finance is a London registered Broker
2. Cukierman & Co will also act as a placement agent
3. European Investment Bank (known to Cukierman) will also act as placement agent
4. Potential London Broker and Research House (for publication of pre-IPO research report) to also be named

Sequencing of the Transaction, and Proposed Fees and Costs:

Step One: ARM to list an OFEX shell company, newly created. Cukierman & Co to work jointly as an investment banker with ARM. Initial retainer of 5,000 British pound sterling paid to each of ARM and Cukierman at commencement of assignment.

Legal Costs: We have received a quotation from Grundberg Mokatta for a 15,000 sterling fee for legal work for this step, ARM Corporate Finance has not seen or reviewed any proposal from Speechly Beecham, but it is understood Cukierman & Co. has been in discussions with that firm

Step Two: Newco UK to provide a loan of 500,000 British pound sterling into such company. Note: again, the loan structure in principle should be acceptable, with the provision that ARM corporate finance will provide advice with regard to what minimum equity capitalization is required to meet London listing requirements, and therefore, some minimal amount of equity, with such amount to be determined jointly and agreed among the parties, will need to be stated and shown on the opening balance sheet. NOTE: this issue is solved by having the 50.1% of Navigator transferred into OFEX HOLDCO prior to the Ofex listing, so that upon listing, there is an asset, (and of course, equity in the asset,) and a liability in the form of the 500,000 of debt owing.

Step Three: On completion of such listing, a further fee of 15,000 British pound sterling paid to ARM in relation to this work (and the work on AIM admission, see Step SIX below, to commence within two weeks of completion of Step Three, and the fees of Step SIX paid at such time).

Step Four: Accounting work for listing the shell estimated at 10,000 British pound by another firm which ARM uses regularly, and Cukierman & Co has spoken with Hays Macintyre regarding its quoted fees and costs for this work.

Step Five: Assuming that 50.1% of Navigator has been transferred into OFEX HOLDCO, then OFEX HOLDCO must have a contractual option to acquire the remaining 49.9% for a combination of cash and shares, through a legally binding agreement, providing sufficient time to raise the necessary further financing, and close the transaction; (although the anticipated listing on AIM is November, it would be ideal to provide a contingency of some further amount of time, to allow for circumstances which could cause delays, such as market conditions.

Step Six: ARM Corporate Finance and Cukierman as investment bankers to commence work on AIM Admission document; ARM to receive a further 5,000 sterling retainer at this stage

Step Seven: We will interview and consider retaining a further London Broker and Research house which could produce pre-IPO research. Examples of firms which ARM has successfully worked with in the past on a joint basis, in this regard include Corporate Synergy, with whom ARM successfully placed 8 million sterling of equity and 5 million of debt in the Twenty plc transaction. ARM has also worked with Evolution Beeson Gregory, on the 100 million sterling equity raise for Sanctuary Group, listed on AIM in February, 2006.

Such research firms typically work without retainer, and are paid on the closing of a successful transaction.

Step Eight: Nominated Advisor Fees and Investment Banking Fees: Fees for Corporate Finance work will be 1.75% of funds raised to ARM Corporate Finance, 1.75% of funds raised to Cukierman, and 1.25% of funds raised to the European investment bank which Cukierman will invite into the transaction.

Minimum Fee to ARM Corporate Finance: Should the OFEX HOLDCO successfully be moved over to AIM and any capital raised, the minimum fee to ARM shall be 75,000 British pound sterling, against which the 5,000 retainer paid at the start of the AIM listing process shall apply. The fee is payable on the AIM Admission.

Warrants: it is fairly standard in the London market that upon successful completion of the AIM listing, with some kind of minimum raise, warrants purchasing an agreed percentage of the total fully diluted shares outstanding, exercisable only at the IPO price, are awarded as part of the compensation package. This can be negotiated and agreed.

AIM listed companies must retain a Nominated Advisor at all times, and it is usual and customary for such NOMADS to invoice for the regular services on a quarterly basis, in advance. ARM shall receive an annual fee of between 30,000 to 37,500 British pound sterling, (to be negotiated with the company, based on the parameters of the target company ,and the complexity of the assignment) with a commitment of 18 months, following which there will be a three month minimum notice of cancellation.

Application of previous corporate finance fees: while the OFEX fees are for the OFEX listing work, ARM Corporate Finance will agree to credit the OFEX fees paid of 20,000 sterling, and the further 5,000 sterling retainer on the AIM Admission work, against any corporate finance fee owing pursuant to the 1.75% contingent fee formula, once the fee to ARM reaches or exceeds 125,000 british pound sterling; (i.e., if the 1.75% fee generates a fee to ARM of 125,000 sterling or greater, then the previous fees paid of 20,000 sterling for the OFEX work, and the 5,000 sterling retainer for the AIM listing work, will be credited against such amount).

Step Nine: Marketing the Transaction, and Placement Fees:

Each of the Brokers working on the transaction, will charge a fee of 5.25% of the funds each broker raises from its own clients. Fees will be paid pro-rata to each of the following firms:

a) Cukierman
b) ARM Corporate Finance
c) The European Investment Bank
d) The London Broker if added to the transaction.

Additional Legal Costs and Accounting Costs

In addition to the above described legal and accounting costs for listing the shell, it would be anticipated that further legal and accounting costs will be incurred.

Description of Additional Work Required for AIM listing

Preparation of a) due diligence report by the law firm, b) production of verification notes by the law firm to confirm that all statements and material in the prospectus is true and accurate, c) long form reporting accountant report, (standard practice in London AIM listings this is a type of due diligence report prepared by the accounting firm, on the target company), d) short form reporting accountant report of the accounts of the target company to be included in the London AIM Admission document, e) working capital report by the accounting firm, to demonstrate that: with the exception of optional capital expenditures, following the fund raising, the company will have sufficient working capital from the date of AIM listing for at least 18 months of operations

It is not uncommon for legal work in connection with the AIM listing to run between 30,000 to as much as 75,000 sterling (based on caps and negotiations with the relevant law firm); and accounting work to run between 30,000 to 65,000 sterling.

Another factor impacting legal costs will be whether one firm will act as Transaction Advisor for both the company and the NOMAD (this is not done often, and is permitted only by exception, to be discussed with the CEO of ARM Corporate Finance), or alternatively, whether two law firms will be appointed for the AIM listing process, that is, law firm for the Company, and law firm for the Nominated Advisor and Broker (more typical).

A law firm acting exclusively as legal advisor to the Nomad and Broker in connection with an AIM listing can typically charge in the vicinity of 30,000 to 70,000 sterling, (but in situations involving acquisitions outside the U.K. we have seen some firms quote between 100,000 to 150,000 sterling).

As one example of costs, in the current AIM listing for an Israeli company where we will raise $50 million USD, where ARM Corporate Finance is leading this transaction, (scheduled to close in November or December), the law firms in London agreed to the following caps:

a) law firm to the company: cap of 85,000 sterling
b) law firm to ARM as Nominated Advisor, and the Broker: cap of 70,000 sterling.
c) accounting firm work: $100,000 to $150,000 USD (i.e, in the vicinity of 50,000 to 80,000 british.

THIS MEMORANDUM HAS BEEN ACCEPTED BY THE VARIOUS PARTIES TO THE TRANSACTION AS AN AGREEMENT IN PRINCIPLE, SUBJECT TO ARM CORPORATE FINANCE PROVIDING ITS STANDARD ENGAGEMENT LETTER TYPICALLY USED FOR IPO LISTING WORK, WITH STANDARD TERMS AND PROVISIONS, WITH ALL BUSINESS AND ECONOMIC RELATED CLAUSES TO INCORPORATE THE BUSINESS AND ECONOMIC RELATED CLAUSES LISTED ABOVE.

THIS MEMORANDUM OF UNDERSTANDING CREATES A GOOD FAITH COMMITMENT AMONG THE PARTIES TO COMMENCE THE WORK PROCESS THE WEEK BEGINNING AUGUST 21, HOWEVER, NOTHING IN THIS MEMORANDUM OF UNDERSTANDING CREATES ANY LEGAL OBLIGATION ON THE PART OF E-WEB, NEWCO U.K. , ASHFIELD, ARM CORPORATE FINANCE, OR CUKIERMAN & CO, WITH REGARD TO ANY ASPECT OF THE ABOVE DESCRIBED TRANSACTION.

THE ONLY LEGAL OBLIGATIONS WHICH MAY ARISE ARE THOSE PURSUANT TO A FORMAL LEGALLY BINDING ENGAGEMENT LETTER, TO BE PROVIDED BY ARM CORPORATE FINANCE, AND CUKIERMAN & CO RESPECTIVELY.

FOR THE AVOIDANCE OF DOUBT, ALL LEGAL FEES INCURRED WITH ANY OUTSIDE LEGAL ADVISOR, AND/ OR INDEPENDENT ACCOUNTING FIRM, ARE THE RESPONSIBILITY OF NEWCO U.K, OR THE ULTIMATE SHAREHOLDERS OF NEWCO U.K, AND ARE NOT THE RESPONSIBILITY OF ARM CORPORATE FINANCE. ARM CORPORATE FINANCE AND CUKIERMAN & CO. WILL NOT ENGAGE OR COMMENCE WORKING WITH, OR INCUR ANY COSTS WITH, ANY INDEPENDENT LAW FIRM OR ACCOUNTING FIRM, WITHOUT THE EXPRESS WRITTEN AUTHORIZATION OF EWEB, NEWCO U.K., OR THE SHAREHOLDERS OF NEWCO U.K.

AGREED:

ON BEHALF OF ARM CORPORATE FINANCE

Alan Mackenzie, Chief Executive

ON BEHALF OF CUKIERMAN & CO. INVESTMENT HOUSE Ltd.

Mr. Edouard Cukierman

ON BEHALF OF E-WEB

Name of Signatory: YOSSI ATTIA 8/28/06

ON BEHALF OF NEWCO U.K. (TO BE INCORPORATED)

Name of Signatory: YOSSI ATTIA 8/28/06

DATED: